Exhibit 99.4

[LETTERHEAD OF UBS SECURITIES LLC]

The Special Committee of the Board of Directors

Atlas Energy Resources, LLC

1845 Walnut Street, Suite 1000

Philadelphia, Pennsylvania 19103

Dear Members of the Special Committee:

We hereby consent to the inclusion of our opinion letter, dated April 27, 2009, to the Special Committee of the Board of Directors of Atlas Energy Resources, LLC (“Atlas Energy”) as Annex C to, and to the reference thereto under the captions “SUMMARY — Opinion of Financial Advisor to the Atlas Energy Special Committee” and “ATLAS ENERGY PROPOSAL / ATLAS AMERICA PROPOSAL 1: THE MERGER — Opinion of Financial Advisor to the Atlas Energy Special Committee” in, the joint proxy statement/prospectus relating to the proposed merger involving Atlas Energy and Atlas America, Inc. (“Atlas America” and, such joint proxy statement/prospectus, the “Joint Proxy Statement/Prospectus”), which Joint Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 of Atlas America. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS Securities LLC
UBS SECURITIES LLC

June 18, 2009